Exhibit 14.a



INDEPENDENT AUDITORS' CONSENT


We consent to the use in Registration Statement File No. 811-02688 on Form N-14 of Merrill Lynch Municipal Bond Fund, Inc. (the "Fund"), which includes the National Portfolio, of our report dated August 18, 2000 appearing in the Annual Report of the Fund for the year ended June 30, 2000, and to the references to us under the captions "COMPARISON OF THE FUNDS-Financial Highlights-NATIONAL PORTFOLIO" and "EXPERTS", appearing in the Proxy Statement and Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 23, 2001